Exhibit 10.3

FIRST AMENDMENT TO THE

UNITED CONTINENTAL HOLDINGS, INC.

2006 DIRECTOR EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED ON FERUARY 20, 2014)

WHEREAS, the Board of Directors of United Continental Holdings, Inc. (the “Company”) previously approved the United Continental Holdings, Inc. Director Equity Incentive Plan, as amended and restated on February 20, 2014 (the “DEIP”), which was approved by stockholders at the Company’s 2014 annual meeting of stockholders;

WHEREAS, pursuant to Section 15 of the DEIP, the Board has the authority to amend the DEIP;

WHEREAS, the Board desires to amend the DEIP in certain respects;

NOW, THEREFORE, the DEIP shall be amended as follows, effective with respect to amounts deferred under the DEIP on or after January 1, 2017:

1. Section 7(a)(iv) of the DEIP shall be deleted and the following shall be substituted therefor:

“(iv) Time of Distribution. Unless a Participant has elected in accordance with Section 7(a)(i) to defer commencement of distribution until a specified date, or unless the Board has specified in accordance with Section 7(a)(i) that Share Unit Compensation credited under Section 6(a) with respect to a specific Share Unit Grant Date will be distributed at a specified time, distribution to a Participant will be made (if in a lump sum) or will commence (if in installments) within 60 days following the date on which the Participant experiences a Separation from Service. Distributions upon a specified date will be made, or will commence, as soon as administratively practicable following such specified date, but no later than the end of the calendar year in which the specified date occurs or, if later, the 15th day of the third month following the specified date. If a lump sum distribution from a Participant’s Share Account would otherwise be made after the record date for a dividend but before the payment date for such dividend, the distribution of the dividend will be made as soon as administratively practicable after the earnings credit has been made to the Share Account pursuant to Section 6(d) on the payment date of the dividend, but in no event later than the end of the calendar year in which the payment date of the dividend occurs or, if later, the 15th day of the third month following the record date for such dividend. Notwithstanding the foregoing, with respect to amounts deferred under the DEIP prior to January 1, 2017, the terms of Section 7(a)(iv) as in effect prior to the adoption of the First Amendment to the DEIP shall govern the time of distribution with respect to such deferrals. ”

IN WITNESS WHEREOF, the Company has duly executed this First Amendment to the DEIP effective as of the date set forth above.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Oscar Munoz
Name:	Oscar Munoz
Title:	Chief Executive Officer

Attested:

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Jennifer Kraft
Name:	Jennifer Kraft
Title:	Vice President, Deputy General Counsel and Secretary